UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 10, 2012

ConAgra Foods, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-7275	47-0248710
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One ConAgra Drive, Omaha, Nebraska		68102
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	402-240-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On September 10, 2012, ConAgra Foods, Inc. (the "Company") filed documents with the Securities and Exchange Commission relating to the offering of an aggregate of $750 million principal amount of senior unsecured notes, consisting of $250 million of 1.350% Senior Notes due 2015, $250 million of 2.100% Senior Notes due 2018 and $250 million of 3.250% Senior Notes due 2022, in an underwritten public offering under its effective shelf registration statement. The Company intends to use the net proceeds from the offering for general corporate purposes, including the repayment of approximately $300 million of commercial paper which is outstanding in connection with recent acquisitions made by the Company. The Company intends to use the remaining net proceeds for general corporate purposes.

This Current Report on Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any senior notes, nor will there be any sale of the senior notes in any state or jurisdiction in which such an offer, solicitation or sale is not permitted.

The offering may be made only by means of a prospectus supplement and an accompanying prospectus. When available, copies of a preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained from J.P. Morgan Securities LLC collect at 212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ConAgra Foods, Inc.

September 10, 2012	By:	/s/ Colleen Batcheler

Name: Colleen Batcheler
Title: Executive Vice President, General Counsel and Corporate Secretary